Exhibit 10.28
Execution Copy
AMENDED AND RESTATED SERVICES AGREEMENT
     THIS AMENDED AND RESTATED SERVICES AGREEMENT (“Agreement”) is entered into as of September 18, 2008 (the “Effective Date”), by and between Red Man Distributors LLC, an Oklahoma limited liability company (“RMD”) and McJunkin Red Man Corporation, a West Virginia corporation (“MRM”). MRM and RMD are referred to collectively as the “Parties” and individually as a “Party”.
RECITALS
     WHEREAS, pursuant to that certain services agreement effective as of December 1, 2007, RMD engaged MRM to provide certain services in connection with the business of RMD, and MRM accepted such engagement under the terms and conditions set forth therein (the “Original Services Agreement”).
     NOW, THEREFORE, for and in consideration of the foregoing, and the mutual promises and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Original Agreement in its entirety as follows:
1.	Engagement.
A.	RMD hereby engages and retains MRM as an independent contractor. MRM hereby accepts said engagement and retention under the terms and conditions contained herein.

B.	During the term of this Agreement, upon the request of RMD, MRM agrees to provide general corporate and administrative services to RMD, including services relating to accounting, treasury, legal and tax departments, and miscellaneous office and administrative services, including management information systems, computer network and telecommunications services, insurance administration and risk management (the “Services”).

C.	MRM hereby grants to RMD a non-exclusive, non-transferable, royalty-free, limited right and license to use the “Red Man” name solely as part of the trade name and corporate name “Red Man Distributors LLC” in connection with operating the business of RMD (the “License”). The License shall automatically terminate on each six month anniversary of the date of this Agreement unless prior to each such six month anniversary, MRM delivers written notice to RMD extending the License for the subsequent six month period. RMD agrees that MRM shall have the right to review RMD’s use of the “Red Man” name in order to ensure that such use meets the quality control standards of MRM. RMD shall cooperate with MRM to correct any such use that fails to meet MRM’s quality control standards. RMD agrees that MRM may at any time (at its sole discretion), revoke and terminate the License and License Fee (as defined below).
2.	Compensation for Services.

A.	RMD shall make the following payments to MRM:
(i)	If RMD requests MRM to provide the Services, RMD shall pay MRM an annual services fee of $725,000, payable not more frequently than quarterly in arrears within thirty (30) days following the end of each quarter (the “Services Fee”) representing the allocable portion of MRM’s overhead costs and other expenses associated with the provision of the Services, including personnel and compensation thereof, building and equipment usage, working capital management, and general administration, each to the extent provided as of the date of this Services Agreement. For the avoidance of doubt, the Services Fee does not include the direct, out-of-pocket costs incurred by MRM on behalf of RMD in connection with the performance of the Services, which will be passed through to RMD at cost (“Third Party Expenses”). All Third Party Expenses shall be paid not more frequently than quarterly in arrears within thirty (30) days following the end of each quarter; and

(ii)	RMD shall pay MRM a license fee, payable not more frequently than quarterly in arrears within thirty (30) days following the end of each quarter, equal to 0.215% of RMD’s gross monthly revenue for the relevant month, for the License (the “License Fee”).
B.	MRM shall pay RMD a monthly commission, payable not more frequently than quarterly in arrears within thirty (30) days following the end of each quarter, equal to 1.4% of RMD’s gross monthly revenue for the relevant month from sales of products by RMD that are sourced from MRM (the “Commission”).

C.	Payments of the Services Fee, Commission, License Fee and Third Party Expenses shall be made by check payable to the recipient or by wire transfer of the relevant amount to a bank account previously designated by the recipient.

D.	MRM will maintain reasonably complete and detailed books and records in accordance with MRM’s standard business practices with respect to its provision of the Services to RMD pursuant to this Agreement, including records supporting the Services Fee. MRM will give RMD and its duly authorized representatives, agents, and attorneys reasonable access to all such books and records during MRM’s regular business hours after reasonable advance notice.

E.	The Parties shall review the Services Fee, Commission and License Fee at least annually, and subject to the mutual agreement of the Parties, such amounts may be adjusted to reflect the then current value of the Services, License and Commission, as applicable.
3.	Term. Unless this Agreement is terminated in accordance with Section 4 below, this Agreement shall become effective on the Effective Date and shall remain in effect until the 15th anniversary of the Effective Date; provided that the term of this Agreement shall be automatically extended for successive 15 year terms unless either MRM or RMD provides written notice to the other party at least six months prior to then end of any such 15 year period.
4.	Termination.
A.	Termination by MRM.
(i)	Termination for Cause. In the event that RMD fails to pay MRM any amounts due under this Agreement, and RMD continues to fail to make such payment for thirty (30) days after RMD’s receipt of MRM’s written notice of termination for cause, MRM may terminate this Agreement, in whole or in part, by written notice to RMD specifying a date for termination. If RMD materially breaches any provision of this Agreement, and (a) such breach is incapable of cure, or (b) with respect to any such breaches capable of cure, RMD does not cure such breach within thirty (30) days after written notice of material breach, MRM may terminate this Agreement, including, without limitation, the License, upon written notice to RMD.

(ii)	Termination for Insolvency of RMD. This Agreement, including, without limitation, the License, shall automatically terminate if RMD: (a) files for bankruptcy; (b) becomes or is declared insolvent; (c) is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer, which proceedings are not dismissed within sixty (60) days after their commencement; (d) makes an assignment for the benefit of all or substantially all of its creditors or (e) enters into an agreement for the composition, extension, or readjustment of substantially all of RMD’s obligations.
B.	Termination by RMD.
(i)	Termination For Cause. If MRM materially breaches any provision of this Agreement and (a) such breach is incapable of cure, or (b) with respect to any such breaches capable of cure, MRM does not cure such breach within thirty (30) days after written notice of material breach, RMD may terminate this Agreement upon written notice to MRM.

(ii)	Termination for Insolvency of MRM. This Agreement, including, without limitation, the License, shall automatically terminate if MRM: (a) files for bankruptcy; (b) becomes or is declared insolvent; (c) is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer, which proceedings are not dismissed within sixty (60) days after their commencement; (d) makes an assignment for the benefit of all or substantially all of its creditors or (e) enters into an agreement for the composition, extension, or readjustment of substantially all of MRM’s obligations.

C.	Effect of Termination. The expiration or termination of this Agreement pursuant to the terms of this Section 4 or otherwise shall not relieve any of the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other conferred on it by this Agreement. In the event of the termination of this Agreement pursuant to this Section 4, both Parties shall retain all rights existing at law or equity.
5.	Additional Credit Agreement Obligations.
A.	Negative Pledge. RMD will not create, incur or suffer to exist any Lien (other than tax Liens) upon any of its Accounts (as defined in the Uniform Commercial Code as from time to time in effect in the State of New York).

B.	Reporting. RMD will furnish to MRM, within 15 days of the end of each calendar month, or more frequently as MRM may reasonably request to permit MRM to comply with its obligations under its primary revolving credit facility (the “Credit Facility”), (i) an Accounts Receivable Certificate substantially in the form of Exhibit A hereto, together with supporting information in connection therewith as of the end of such month, (ii) a Collateral Report, substantially in the form of Exhibit B hereto, setting forth (a) a detailed aging of RMD’s Accounts reconciled to the Accounts Receivable Certificate delivered as of such date, (b) calculations prepared by RMD to assist MRM with its determination of Eligible Accounts and Eligible Inventory (as those terms are defined in the Credit Facility) and (c) a schedule and aging of RMD’s accounts payable presented at the vendor level, and (iii) other information or documents MRM may reasonably request to satisfy the reporting obligations under the Credit Facility.

C.	Subrogation. (i) Each of RMD and MRM hereby acknowledges that RMD’s Accounts owing to MRM or any of its subsidiaries (the “Intercompany Accounts”) have been pledged as collateral for MRM’s obligations under its Credit Facility, and (ii) each of RMD and MRM hereby agrees that, upon the occurrence and during the continuance of an Event of Default (as defined in the Credit Facility) and following notice to MRM by the collateral agent under the Credit Facility of its intent to exercise such right, the collateral agent under the Credit Facility shall be subrogated to the rights of MRM with respect to the Intercompany Accounts.
6.	Limitation on Liabilities.
A.	Limitations. Notwithstanding any provision of this Agreement to the contrary (except for Section 6.B) or as otherwise required by applicable Law, neither Party shall be liable to other Party or its respective officers, employees, agents, members, partners, Affiliates, contractor or subcontractors, for any incidental, indirect, punitive, exemplary, consequential or special damages, including damages for loss of profits, loss of revenue, loss of savings, or losses by reason of cost of capital connected with or arising or resulting from any performance or lack of performance under this Agreement, even if such damages were foreseeable or a Party was advised of the possibility of such damages, and regardless of whether a claim is based on contract, warranty, tort (including negligence or strict liability), violations of any applicable deceptive trade practices act, or any other legal or equitable principle.
B.	Exclusions. The limitations of liability set forth in Section 6.A are not applicable to: (a) to any liability caused by or arising from (i) gross negligence, willful misconduct, or fraud of a Party or any of its directors, officers, employees, agents or other representatives in connection with the performance of this Agreement or (ii) any bodily injury or physical damage to tangible property where such injury or damage results from the gross negligence or willful misconduct of a Party or any of its directors, officers, employees, agents or other representatives, except to the extent due to the negligence or willful misconduct of the other Party or its directors, officers or employees.
7.	Covenant Not to Compete. Other than the distribution of oil country tubular goods in North America, RMD shall not, anywhere in the world, directly or indirectly, engage or otherwise participate, whether as an agent, director, officer, shareholder, partner, joint venturer, investor, consultant, advisor, or otherwise, in any business in which, at the time RMD first engages or participates in such business, MRM or any of its Affiliates is then engaged.

8.	Conduct of Business. During the term of this Agreement, at all times when conducting the business of RMD, RMD shall and RMD shall cause its employees, directors and officers to, hold themselves out as employees, directors or officers, as applicable, of RMD, and not hold themselves out as employees, directors, officers, consultants, advisors or otherwise of MRM or any of its Affiliates (other than RMD).

9.	Notice. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be effective from the date sent by registered or certified mail, by hand, facsimile or overnight courier to the addresses set forth below:

To RMD:	Red Man Distributors LLC 450 Gears Road Suite 300 Houston, TX 77067 Attention: Kent Ketchum Fax: (281) 872-4708

To MRM:	McJunkin Red Man Corporation 8023 East 63rd Street Suite 800 Tulsa, Oklahoma 74133 Attention: Stephen W. Lake Fax: (918) 461-5375

with a copy (which shall not constitute notice) to:

McJunkin Red Man Corporation 8023 East 63rd Street Suite 800 Tulsa, Oklahoma 74133 Attention: Craig Ketchum Fax: (918) 461-5375
10.	Governing Law. This Agreement is deemed to have been made and entered into in the State of Oklahoma, and the law governing this Agreement and the transactions contemplated hereby shall be that of the State of Oklahoma as in effect from time to time (without giving effect to its conflict of law principles). The law of the State of Oklahoma shall apply to any and all matters arising from or related to this Agreement. The Parties agree that any legal proceeding based upon the provisions of this Agreement or breach thereof shall be brought exclusively in any federal or state court located in the State of Oklahoma located in the County of Tulsa, to the exclusion of all other courts and tribunals, except for matters for which such courts do not exercise jurisdiction. The Parties hereby irrevocably and unconditionally consent and agree to be subject to the jurisdiction of the aforesaid courts in such proceedings. Each Party hereby irrevocably and unconditionally waives any objection to the above courts based on lack of personal jurisdiction or inconvenient forum. Each of the Parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party hereto.

11.	Waiver. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may only be waived in writing by the Party to whom such compliance is owed. Any such waiver by any Party shall not be considered as a waiver of any subsequent failure to comply with any such obligation, agreement or condition or any other hereunder. Any forbearance or delay on the part of either Party in notifying the other Party of such Party’s failure to comply with any of its obligations, agreements or conditions hereunder, shall not be construed as a waiver of the non-breaching Party’s right to enforce such obligations, agreements or conditions for such failure to comply or any other failure to comply.

12.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Headings. The descriptive headings of the provisions of this Agreement are formulated and used for convenience only and shall not be deemed to affect the meaning and construction of any such provision.

14.	Binding Effect. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective permitted successors and assigns.

15.	Assignment. Neither this Agreement nor the rights or obligations of MRM or RMD hereunder are assignable in whole or in part by either party without the prior written consent of the other; provided, however, that MRM may assign its rights or delegate its obligations under this Agreement in whole or in part to any Affiliate which has the resources, capabilities and personnel necessary to fulfill MRM’s obligations under this Agreement without the consent of RMD; provided further, however, that MRM shall guarantee the performance of this Agreement by any such Affiliate.
16.	Independent Contractor. Each Party is an independent contractor engaged in the operation of its own respective business, and nothing in this Agreement shall be construed to create a partnership, agency, joint venture, pooling, franchise or employer-employee relationship between the Parties or between any Party and the other Party’s employees. Neither Party shall be responsible for the compensation, payroll-related taxes, workers’ compensation, accident or health insurance or other benefits of employees of the other Party. Neither Party has the power or authority to act for, represent, or bind the other Party (or any of the other Party’s Affiliates) in any manner.

17.	Force Majeure. Continued performance of the Services, or any of them, may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war, civil commotion, compliance in good faith with any Law, unavailability of materials or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). MRM shall give prompt notice to RMD of the occurrence, nature and anticipated duration of a Force Majeure Event giving rise to any suspension of the Services, and the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

18.	Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

19.	Amendment. This Agreement may not be amended except by an instrument in writing signed by a duly authorized officer or representative of each of the Parties hereto.

20.	Definitions. As used in this Agreement, the following terms when used herein with initial capital letters, shall have the respective meanings as defined below:
A.	“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

B.	“Law” means all statutes, regulations, directives, ordinances, orders, rulings, agency or court interpretations, or other action of any governmental authority in any jurisdiction in the world, whether currently in force or enacted during the Term.

C.	“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
D.	“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise or other entity.
21.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter of this Agreement, and supersedes all other prior agreements, understandings and negotiations, both written and oral, including, without limitation, the Original Services Agreement and the Limited Liability Company Operating Agreement of RMD, among the Parties with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, RMD and MRM have caused this Agreement to be executed as of the date above first written.

RED MAN DISTRIBUTORS LLC
By:	/s/ Craig Ketchum
	Name:	Craig Ketchum
	Title:	Chairman & CEO

MCJUNKIN RED MAN CORPORATION
By:	/s/ J.F. Underhill
	Name:	J.F. Underhill
	Title:	Executive VP & CFO

Exhibit A
Accounts Receivable Report

Exhibit B
Collateral Report